LIFE SCIENCES RESEARCH, INC.
                          METTLERS ROAD, P.O. BOX 2360
                            EAST MILLSTONE, NJ 08875
                                 (732) 649-9961







                                        April 17, 2006



Dear Stockholder:

     The directors and officers of Life Sciences Research, Inc. cordially invite you to attend the Annual Meeting of Stockholders of the Company to be held on May 22, 2006, at 10:00 a.m., local time. The meeting will be held at 53 St., Urbanizacion Obarrio, Panama, Republic of Panama. Notice of the Annual Meeting, the Proxy Statement and a proxy card are enclosed.

     At this year's meeting you will be asked to (i) elect directors and (ii) transact such other business as may properly come before the meeting.

     You are urged to mark, sign, date and mail the enclosed Proxy immediately. By mailing your Proxy now you will not be precluded from attending the meeting. Your Proxy is revocable, and in the event you find it convenient to attend the meeting, you may, if you wish, withdraw your Proxy and vote in person.

                                        Very truly yours,


                                        /s/ Andrew Baker

                                        Andrew H. Baker
                                        Chairman of the Board
                                        and Chief Executive Officer

                          LIFE SCIENCES RESEARCH, INC.
                          METTLERS ROAD, P.O. BOX 2360
                            EAST MILLSTONE, NJ 08875
                                 (732) 649-9961


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2006


     Notice is  hereby  given  that the  Annual  Meeting  of  Stockholders  (the
"Meeting") of Life Sciences Research, Inc., a Maryland corporation (the "Company" or "LSR"), will be held at 53 St., Urbanizacion Obarrio, Panama, Republic of Panama on May 22, 2006 at 10:00 a.m., local time, for the purpose of considering and voting on the following matters described in the attached Proxy
Statement:

     1.   Election of directors;

     2. Transacting such other business as may properly come before the Meeting or any adjournment thereof.

     Holders of record of voting common stock at the close of business on April 13, 2006 (the "Record Date") shall be entitled to notice of and to vote at the Meeting or any adjournment thereof. You are invited to attend the Meeting in person. Whether or not you intend to attend the Meeting, please mark, sign, date and return the enclosed Proxy to make certain that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally, even though they have previously returned Proxies.

     PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN LSR STOCK TO BE ADMITTED TO THE MEETING.

     The Meeting may be adjourned from time to time without notice other than announcement at the Meeting and any business for which notice of the Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

     Your attention is invited to the attached Proxy Statement.

                                        BY ORDER OF THE BOARD OF DIRECTORS:

                                        /s/ Mark Bibi

                                        Mark L. Bibi
                                        Secretary and General Counsel

Dated:  April 17, 2006

                          LIFE SCIENCES RESEARCH, INC.
                          METTLERS ROAD, P.O. BOX 2360
                            EAST MILLSTONE, NJ 08875
                                 (732) 649-9961

                                 PROXY STATEMENT

                               GENERAL INFORMATION


                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies (the "Proxies") by and on behalf of the Board of Directors of Life Sciences Research, Inc., a Maryland corporation ("LSR" or the "Company"), for its Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m., local time, on May 22, 2006 at 53 St., Urbanizacion Obarrio, Panama, Republic of Panama, or at any adjournment thereof. The Company anticipates that this Proxy Statement and the accompanying form of Proxy will be first mailed or given to the stockholders of the Company on or about April 17, 2006.

     The cost of soliciting Proxies will be borne by the Company. Officers and regular employees of the Company, without additional compensation, may solicit Proxies by further mailing, telephone, telegraph, facsimile transmission or by personal conversations. The Company will, upon request, reimburse banks, brokerage firms, nominees, fiduciaries and other custodians for their expenses in forwarding solicitation material to the beneficial owners of the Company's voting common stock, par value $.01 per share (the "Common Stock").

     Any Proxy that is properly submitted to the Company may be revoked by the person giving it at any time before it has been voted. Proxies may be revoked by
(i) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the Proxy, (ii) duly executing a subsequent Proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a Proxy).


                            INFORMATION ABOUT VOTING

     The persons named in the Proxies will vote the Proxies in accordance with the instructions specified therein. Unless instructed to the contrary in a Proxy that is returned by a stockholder of the Company, the Proxy will be voted FOR the persons named below in the election of the Company's Board of Directors. The persons named in the Proxy will exercise their judgment with respect to other matters which may properly come before the Meeting. The Company is not currently aware of any other matters to come before the Meeting.

     If you participate in the Huntingdon Life Sciences Inc. Savings and Investment Plan (the Company's "401(k) Plan"), you may vote shares of Common Stock of the Company credited to your 401(k) account by instructing the trustee of the 401(k) Plan, pursuant to the separate 401(k) Plan instruction card being mailed with this Proxy Statement to plan participants. You should complete and return the 401(k) Plan instruction card to the proxy tabulators at the address set forth on that card. The trustee will vote your shares in accordance with your duly executed instructions received by May 15, 2006. If you do not send instructions, the shares credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

     You may also revoke previously given voting instructions by May 15, 2006 by filing with the proxy tabulators either a written notice of revocation or a properly completed and signed voting 401(k) Plan instruction card bearing a later date.

     Holders of a majority of the shares of Common Stock of the Company entitled to vote, present in person or represented by proxy, constitute a quorum at the Meeting. Abstentions are counted as present for purposes of establishing the quorum necessary for the Meeting to proceed. Likewise, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), such broker non-vote is counted as present for purposes of establishing the quorum necessary for the Meeting to proceed.

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other matters to come before the Meeting, if any, require the approval of a majority of the shares of Common Stock voted, in person or by proxy, at the Meeting, provided a quorum is present. For purposes of the vote on such matters, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.


                      SHARES OUTSTANDING AND VOTING RIGHTS

     Holders of record of Common Stock at the close of business on April 13, 2006 (the "Record Date"), will be entitled to vote at the Meeting. The holders of the shares of LSR Common Stock are entitled to one vote per share. Such shares may not be voted cumulatively. As of the Record Date, there were 12,658,477 shares of LSR Common Stock issued and outstanding and entitled to vote. The presence in person or by Proxy of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The directors and executive officers of the Company as a group as of the Record Date (8 persons), who as of the Record Date beneficially owned of record in the aggregate 3,611,048 (approximately 26.3%) of the outstanding shares of Common Stock, have indicated that they intend to vote all such shares FOR all of the proposals set forth herein.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Nominees to each of the five positions on the Board of Directors of the Company are to be elected at the Meeting. If elected, each will serve for one year or until his successor is elected and qualified. Each such nominee is a current director. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying Proxy will vote for a substitute, or substitutes, in their discretion.

     Listed below are the names and ages of the nominees, the year in which each first became a director and their principal occupations for at least the past five years.

Name and Age        Principal Occupation

Andrew Baker - 57   Andrew  Baker  was  appointed  to the  Huntingdon  Life
          Sciences Group plc ("Huntingdon") Board as Executive Chairman in September 1998 in connection with his leadership of a rescue plan for Huntingdon. He became a Director and Chairman and CEO of LSR on January 10, 2002. He is a chartered accountant and has operating experience in numerous companies involved in the delivery of healthcare ancillary services. He spent 18 years until 1992 with Corning Incorporated ("Corning") and held the posts of President and CEO of MetPath Inc., Corning's clinical laboratory subsidiary, from 1985 to 1989. He became President of Corning Laboratory Services Inc. in 1989, which at the time controlled MetPath Inc. (now trading as Quest Diagnostics Inc.), and Hazleton Corporation, G. H. Besselaar Associates and SciCor Inc., (all three now trading as Covance Inc.). Since leaving Corning in 1992, Mr. Baker has focused on investing in and developing companies in the healthcare sector including Unilab Corporation ("Unilab"), a clinical laboratory services provider in California where Mr. Baker served as CEO from 1992 to 1996, and Medical Diagnostics Management, a U.S. based provider of radiology and clinical laboratory services to health care payers. In 1997 he formed Focused Healthcare Partners ("FHP"), an investment partnership that acts as general partner for healthcare startup and development companies. See "Certain Relationships and Transactions with Related Persons".

Gabor Balthazar - 64      Gabor Balthazar was appointed to the Huntingdon  Board
          as the Senior Independent Non-Executive Director in March 2000. He became a director of LSR on January 10, 2002. He has been active in international marketing and management consulting for almost 30 years. Mr. Balthazar sat on Unilab's board from 1992 until November 1999. From 1985 to 1997 Mr. Balthazar served as a consultant to Frankfurt Consult, the merger/acquisition subsidiary of BHF-Bank, Frankfurt, Germany and to Unilabs Holdings SA, a Swiss clinical laboratory testing holding company, from 1987 to 1992. He is a graduate of the Columbia Law School and the Columbia Business School in New York City.

Brian Cass - 58      Brian Cass,  FCMA,  CBE, was  appointed  to the  Huntingdon
          Board as Managing Director/Chief Operating Officer in September 1998 and became a Director and President and Managing Director of LSR on January 10, 2002. Prior to joining Huntingdon he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd. (previously Hazleton Europe Ltd.) for nearly 12 years, having joined the company in 1979 as Controller. Mr. Cass worked at Huntingdon Research Centre between 1972 and 1974 and has previous experience with other companies in the electronics and heavy plant industries. He has also held directorships with North Yorkshire Training & Enterprise
          Council Ltd and Business Link North Yorkshire Ltd. In June 2002, in recognition of his contribution to science and professional achievement, Mr. Cass was appointed by the Queen of England as a Commander in the Most Excellent Order of the British Empire.

Afonso Junqueiras - 49        Afonso  Junqueiras  became a  director  of LSR on
          January 15, 2003. He is a civil engineer and has been President and director of a South American private civil engineering firm since 1997.

Yaya Sesay - 63      Yaya Sesay became a director of LSR on January 10, 2003. He served as a senior government official of an African nation for approximately 25 years, culminating in his service as Financial Secretary of the Ministry of Finance for three years. For the past five years, Mr. Sesay has been an international businessman with an interest in the development of pharmaceutical products.

     The Articles of Amendment and Restatement of LSR provide that the directors shall be not less than one in number and there shall be no maximum number of directors. Any director appointed by the Board of Directors holds office only until the next following annual meeting, at which time he shall be eligible for re-election by the stockholders. Directors may be removed from office only for cause.

     No director or executive officer has a family relationship with any other director or executive officer.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

Ownership of Management and Directors

     The following table sets forth certain information known to LSR regarding the beneficial ownership of LSR Common Stock as of the Record Date by: (i) each of LSR's directors and executive officers and (ii) all directors and executive officers as a group. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on a given date, any security which such person or persons have the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the shares indicated.

                                          Number of Shares of LSR       Percent of LSR
             Name and Address of               Common Stock              Common Stock
              Beneficial Owner              Beneficially Owned        Beneficially Owned

Andrew Baker                                     2,326,116  (1)             17.5%
Gabor Balthazar                                     20,000  (2)               *
Mark Bibi                                          156,561  (3)              1.2%
Brian Cass                                         655,893  (4)              5.1%
Julian Griffiths                                   113,936  (5)               *
Afonso Junqueiras                                       --                    --
Richard Michaelson                                 338,542  (6)              2.7%
Yaya Sesay                                              --                    --
All Directors and Executive Officers             3,611,048                  26.3%
as a Group

* Signifies less than 1%. All percentages calculated on the basis of 12,658,477 outstanding shares of Common Stock as of the Record Date. Shares subject to issuance upon presently exercisable options or warrants are included in the number of outstanding shares for purposes of calculating that holder's percentage interest, as well as the aggregate percentage interest of all directors and executive officers as a group.

(1) Includes presently exercisable options to purchase 200,000 shares and presently exercisable warrants to purchase 410,914 shares. As of the Record Date, 1,874,477 of such shares are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company that is controlled by Mr. Baker.

(2)  Includes presently exercisable options to purchase 20,000 shares.

(3)  Includes presently executable options to purchase 50,000 shares.

(4)  Includes presently exercisable options to purchase 200,000 shares.

(5)  Includes presently exercisable options to purchase 60,000 shares.

(6)  Includes presently exercisable options to purchase 90,000 shares.

Ownership of Certain Beneficial Owners

     The following table sets forth certain information, to the knowledge of LSR, regarding the beneficial ownership of LSR Common Stock as of the Record Date by all stockholders known by LSR (based on public filings with the Commission, except as otherwise noted) to be the beneficial owners of more than 5% of the outstanding shares of LSR Common Stock. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date when such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the shares indicated.

 Name and Address                 Number of Shares of Common Stock     Percent of Common Stock
of Beneficial Owner                      Beneficially Owned             Beneficially Owned (1)
-------------------                      ------------------             ----------------------
Andrew Baker                                2,326,116 (2)                       17.5%
c/o Life Sciences Research, Inc.
Mettlers Road
East Millstone, NJ  08875

Brian Cass                                   655,893 (3)                         5.1%
c/o Huntingdon Life Sciences
Woolley Road
Alconbury, Huntingdon
Cambridgeshire PE28 4HS
England
---------------

(1) Calculated pursuant to Rule 13d-3 promulgated under the Exchange Act and based on 12,658,477 shares of Common Stock outstanding as of the Record Date.

(2) Mr. Baker is the Chairman and Chief Executive Officer of the Company. Includes presently exercisable options to purchase 200,000 shares and presently exercisable warrants to purchase 410,914 shares. As of the Record Date, 1,874,477 of such shares are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company that is controlled by Mr. Baker. Based on Company records and a Form 4 filed by Mr. Baker on April 10, 2006.

(3) Mr. Cass is President and Managing Director of the Company. Includes presently exercisable options to purchase 200,000 shares. Based on Company records and a Form 4 filed by Mr. Cass on April 10, 2006.


The Board of Directors and its Committees

     The Company's Board of Directors provides oversight and guidance to the Company's senior management in its operation of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring its approval. During summer 2005, in anticipation of obtaining a listing of the Company's Common Stock on the New York Stock Exchange ("NYSE"), the Board conducted a comprehensive review of the Company's corporate governance policies and practices, with a goal of assuring that such practices met all the NYSE's listing standards, as well as all regulations adopted and implemented by the Securities and Exchange Commission (the "SEC"), as well as those under the Sarbanes-Oxley Act of 2002. As a result of that comprehensive review, the Company adopted amended corporate governance procedures; amended its corporate governance charters for its various Board Committees (Audit; Compensation; Nominating and Corporate Governance); and posted such charters on the Company's web site at www.lsrinc.net. Although the Company's listing on the NYSE was approved by the NYSE and trading of the Common Stock was expected to commence on the NYSE on September 7, 2005, the NYSE postponed such commencement of trading on the morning of September 7, 2005. That postponement remains in effect as of the Record Date and the Common Stock trades on the Pink Sheets.

     LSR has also adopted a Code of Business Conduct and Ethics which is applicable to LSR's senior management and certain other financial professionals. The Board has also adopted a Presiding Director policy. These codes and policies are also posted on LSR's web site.

     The Board has affirmatively determined that three of the five Directors are independent, under the New York Stock Exchange Listing Standards and LSR's own independence standards. The Directors who have been determined to be independent are: Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.

     The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management.

Meetings of Board of Directors

     During 2005 six (6) meetings of the Board of Directors of LSR were convened and during 2006 through the Record Date three (3) meetings of the Board of Directors were convened. Each of the directors attended all such meetings of the Board (except that Mr. Baker and Mr. Sesay each missed one Board meeting) and all members of Board Committees attended all such meetings for the Committee on which he served (except that Mr. Balthazar missed one Audit Committee meeting).

Audit Committee

     The Audit Committee of the Board of Directors of LSR is authorized to retain and evaluate the Company's independent accountants; to review and approve any major changes in accounting policy; to review the arrangements for, scope and results of the independent audit; to review and approve the scope of non-audit services to be performed by independent accountants and to consider the possible effect on the independence of the accountants; to review the effectiveness of internal auditing procedures and personnel; to review LSR's policies and procedures for compliance with disclosure requirements with respect to conflicts of interest and for prevention of unethical, questionable or illegal payments; and to take such other actions as the Board shall from time to time so authorize. Messrs. Balthazar, Junqueiras and Sesay comprise the Audit Committee. Mr. Balthazar serves as Chairman. The Board of Directors has determined that Mr. Balthazar meets the definition of "audit committee financial expert" as such term is defined under SEC rules. Each member of the Audit Committee is considered to be an independent director. The Audit Committee of LSR held eight (8) meetings during 2005 and two (2) meetings during 2006 through the Record Date.

     The Audit Committee operates under a written charter adopted by the Board of Director that is posted on LSR's web site.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review of Financial Statements and Other Matters with Independent Accountant

     The Audit Committee discussed with the Company's independent auditors for the fiscal year ended December 31, 2005, Hugh Scott, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with Hugh Scott the auditors' independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors' independence.

     The Committee discussed with Hugh Scott the overall scope and plans for their 2005 audit. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee has concluded that Hugh Scott's provision of audit and non-audit services to LSR is compatible with Hugh Scott's independence.

     The Committee has selected Hugh Scott to conduct the Company's 2006 audit. Representatives of Hugh Scott are expected to attend the Annual Meeting.

Audit Fees

     Fees for audit services totaled approximately $366,000 in 2005 and $377,000 in 2004, including fees associated with the annual audit and the audit of internal control over financial reporting and the reviews of the Company's quarterly reports on Form 10-Q.

Audit Related Fees

     Fees for audit-related services totaled approximately $92,000 in 2005 and zero in 2004. Audit-related services principally include consultation on tax and accounting issues related to a sale leaseback transaction, consultation on other accounting and internal control matters, including Sarbanes-Oxley requirements and other attest services.

Tax Fees

     Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $25,000 in 2005 and $27,000 in 2004.

All Other Fees

     Hugh Scott, P.C. did not provide any services not described above in 2005 and 2004.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

     The Audit Committee has considered whether the provision of the foregoing services is compatible with maintaining the principal accountant's independence, and has determined that such independence has been maintained.

Recommendation that Financial Statements be Included in Annual Report

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Other Matters

     In accordance with SEC rules, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material", or to be "filed" with the Commission or subject to the Commission's Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit Committee
Gabor Balthazar (Chairman)
Afonso Junqueiras
Yaya Sesay

Nominating and Corporate Governance Committee

     The Company originally established a Nominating Committee in January 2002. However, when the membership of the Board changed, the Board determined in March 2003 to discontinue the Nominating Committee, given the small size of the Board (five members). There were therefore no meetings of the Nominating Committee in 2003. That determination was reconsidered and reversed in June 2004, when the Nominating Committee was re-established. In July 2005, as part of the comprehensive corporate governance review undertaken by the Board, the Nominating Committee's charter and responsibilities were expanded under the newly renamed Nominating and Corporate Governance Committee.

     The members of the Nominating and Corporate Governance Committee are Messrs. Sesay, Balthazar and Junqueiras. Mr. Sesay serves as Chairman. This Committee has met one time since its July 2005 expansion of responsibilities.

     The Committee has established as its mission statement:

     a. To evaluate and select qualified individuals as nominees for the Board of Directors.

     b. To oversee and supervise the nominating process and ensure appropriate procedures are in place for the selection and presentation of qualified candidates.

     c. To review, develop, evaluate and recommend to the Board appropriate corporate governance guidelines for the Company.

     d.   To  guide  the  Board  in  its  annual   evaluation   of  the  Board's
          performance.

     e. To engage in such other matters as may from time to time be specifically delegated to this Committee by the Board.

     A copy of the Nominating Committee and Corporate Governance Charter is posted on LSR's website.

     The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. All candidates must submit information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are to be interviewed by the Chairman of the Board and at least one member of the Committee. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Committee. The Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating nominations, the Committee seeks to recommend to shareholders a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

     The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and an understanding of the Company's business and industry.

     The Committee will consider director candidates recommended by shareholders. Recommendations for consideration for nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company's proxy statement released to shareholders in conjunction with the previous year's meeting.

Code of Ethics

     We maintain a code of ethics governing the conduct of our business and behavior by all personnel including our Chief Executive Officer, President and Chief Financial Officer. A copy of this code is posted on LSR's website.

Independent Committee to Assess Sale/Leaseback Transaction

     During the latter part of 2004 the Company entered into negotiations with the Company's Chairman and CEO, Andrew Baker, about a possible sale/leaseback transaction in which the Company's three laboratory facilities (two in England, one in the US) would be sold to and leased back from a new entity, Alconbury Estates, created and controlled by Mr. Baker. The Board determined to establish an Independent Committee to review and consider the sale/leaseback transaction. That Committee was comprised of Messrs. Balthazar, Junqueiras and Sesay. It met once in 2004 and three (3) times in 2005, leading up to the June 14, 2005 consummation of the sale/leaseback transaction.
Compensation Committee

     In  consultation  with  senior  management,   the  Compensation   Committee
establishes the Company's general compensation philosophy, and oversees the development and implementation of executive compensation programs and policies with respect to the engagement of individuals as independent contractors of the Company. The Committee reviews on a periodic basis the Company's executive compensation programs and make any modifications that the Committee may deem necessary or advisable, in its sole discretion.

     The Committee annually reviews and approves the Company's goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of those goals and objectives. Based on such evaluation, the Committee has the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the Chief Executive Officer. In determining incentive compensation, the Committee considers, among other factors it deems appropriate from time to time, the Company's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to management in prior years.

     The Committee also reviews and approves the compensation (including base salary, incentive compensation and equity-based awards) of executive officers of the Company. The Committee reviews the terms of the Company's incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans. Unless otherwise delegated, the Committee administers such plans, including determining any incentive or equity-based awards to be granted to members of senior management under any such plan.

     The Compensation Committee is comprised of Messrs. Balthazar, Junqueiras and Sesay. Mr. Balthazar serves as Chairman. Each is considered to be an independent director. In addition, the Compensation Committee addresses issues required or recommended to be addressed by independent directors, including administration of the Company's 2001 Equity Incentive Plan. The Compensation Committee of LSR held four (4) meetings during 2005 and held one (1) meeting from January 1, 2006 through the date of this Proxy Statement.

     There were no Compensation Committee interlocks during 2005.

Compensation of Directors

     Non-employee directors (Messrs. Balthazar, Junqueiras and Sesay) received during 2005 an annual cash payment of $25,000 for their services as directors of LSR, payable quarterly. In addition, the Chairman of each of the Compensation and Nominating Committees receives an additional annual payment of $2,500. The Chairman of the Audit Committee receives an annual payment of $15,000, in view of the increased responsibility and time commitment of such position. Messrs. Baker and Cass receive no payment for services as a director because they are employees of the Company. Directors receive no additional per-meeting payments.

     Mr. Balthazar, as well as the other non-employee directors at the time (none of whom is a current director), received on March 1, 2002, a grant of ten-year options to purchase 20,000 shares of LSR Common Stock at an exercise price of $1.50 per share. Each such option vested 50% on grant and 50% on the first anniversary of the date of grant.

     Each director is reimbursed for all travel expenses related to each meeting of the Board or Committee that he attends in person.

Executive Compensation

     In the 12 months ended December 31, 2005 the aggregate compensation of the Executive Officers and key employees as a group, paid or accrued, was $3,442,958.

     The following table shows the remuneration of Executive Officers in any given year in the 12 Months ended December 31, 2005, 2004, and 2003:


                                                Annual Compensation                       Long Term Compensation
                                                                                                  Awards

     Name And Principal        Year    Salary (1)       Bonus         Other Annual           Number Of Shares
          Position                                                  Compensation (2)        Underlying Options

Andrew Baker                   2005     564,045        300,218           224,345                     -
Chairman and Chief             2004     427,489        576,000           141,805                  55,500
Executive Officer              2003     327,050           -              108,918                     -

Brian Cass                     2005     564,045        300,218           263,375                     -
President                      2004     427,489        576,000           218,691                  55,500
                               2003     327,080           -              175,843                     -

Richard Michaelson             2005     300,000        82,500            30,008                      -
Chief Financial Officer and    2004     287,952        150,000           42,108                   30,303
Secretary                      2003     222,108           -              18,633                      -


Julian Griffiths               2005     282,023        75,054            77,784                      -
Vice President of Operations   2004     266,667        137,408           70,638                   27,750
                               2003     204,425           -              44,692                      -

Mark Bibi                      2005     283,333        75,000            21,010                      -
General Counsel and
Secretary

Frank Bonner                   2005        -              -                 -                        -
Former Director of Science &   2004        -              -                 -                        -
Technology of Huntingdon       2003     141,945           -              13,817                      -

Note - the bonuses were paid in March 2006

(1) Messrs. Baker, Bonner, Cass and Griffiths are paid in UK pounds sterling. The amounts have been converted at the rate of 2005: $1.8195, 2004:
     $1.8321, and 2003: $1.6354, to (pound)1.00 for the purposes of the above table.

(2) For Mr. Baker, represents the benefits from a contribution to a private pension account, a car allowance and a relocation allowance. For Mr. Cass, represents the benefits from a contribution to a private pension account, a car allowance, private health insurance contributions and a relocation allowance. Fr. Dr. Bonner and Mr. Griffiths represents the benefits from a contribution to a private pension account, car allowance and private health insurance contributions. For Mr. Michaelson and Mr. Bibi, represents the benefits from a car allowance and the Company's matching contributions under a 401(k) Plan.

                              Employment Agreements

Andrew Baker

The services of Mr. Baker are provided for not less than 100 days per year through a management services contract between Huntingdon and FHP. Mr. Baker controls FHP. Under the contract, FHP agrees to provide the services of Mr. Baker as Chairman and CEO of the Company. The management services contract will continue until terminated on 12 months' written notice from either party.

Under the management services contract FHP was paid during 2005 an annual fee of (pound)330,000. Mr. Baker receives health and medical insurance benefits from the Company. Mr. Baker receives contributions to his private pension arrangements, equivalent to 33 percent of this basic annual fee. He is also entitled to a non-pensionable car allowance of up to (pound)1,000 per month and (pound)2,000 per month as a relocation allowance. The management services contract may be terminated if either FHP or Mr. Baker is guilty of serious misconduct or is in material breach of the terms of the contract, among other reasons. In the event of termination without "cause" following a "change in control", as defined, FHP would receive a payment equal to 2.99 times this annualized fee plus an amount equal to 2.99 times all incentive compensation earned or received by FHP or Mr. Baker during the 12 months prior to termination.

Both FHP and Mr. Baker are bound by confidentiality restrictions and a restriction preventing Mr. Baker from holding any interests conflicting with those of the Company, without the Company's consent. Mr. Baker has undertaken to the Company that, during the continuance of the management services contract, he will not without the prior consent of the Company, be concerned or interested in any business, which competes or conflicts with the business of the Company.

Mark Bibi

The services of Mr. Bibi are provided through a service agreement between him and Huntingdon Life Sciences Inc. (a wholly owned subsidiary of the Company). The service agreement appointed Mr. Bibi as General Counsel and Secretary of Huntingdon Life Sciences Inc. and he now also serves as the Company's General Counsel and Secretary. Mr. Bibi's service agreement will continue until terminated by Mr. Bibi on thirty days' written notice or by Huntingdon Life Sciences Inc. on 12 months' written notice. In the event of termination without "cause" following a "change in control", as defined, Mr. Bibi would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Bibi during the 12 months prior to termination.

Mr. Bibi receives an annual salary of $300,000 gross and is entitled to health insurance, life insurance, personal accident insurance, medical expenses insurance and participation in the 401(k) Plan of Huntingdon Life Sciences Inc. Mr. Bibi's service agreement also provides for the payment of a bonus to Mr. Bibi in the absolute discretion of the Company's Board.

In addition, Mr. Bibi is entitled to a car allowance of $1,000 gross per month.

The agreement may be terminated if Mr. Bibi is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

Mr. Bibi is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Brian Cass

The services of Mr. Cass are provided through a service agreement between Huntingdon Life Sciences Limited (a wholly owned subsidiary of the Company) and Mr. Cass, which appoints Mr. Cass as President/Managing Director of the Company. Mr. Cass' service agreement can be terminated on two years' written notice from either party.

Mr. Cass received during 2005 a gross salary of (pound)330,000 per annum. Under the service agreement, Mr. Cass is also entitled to health insurance, life insurance, personal accident insurance and medical expenses insurance. Mr. Cass receives contributions to his private pension arrangements, equivalent to 33 percent of his basic annual salary. He is also entitled to a non-pensionable car allowance of (pound)1,000 gross per month and (pound)2,000 per month as relocation allowance. Mr. Cass' service agreement also provides for payment to Mr. Cass of a bonus, in the absolute discretion of the Company's Board. In the event of termination without "cause" following a "change in control", as defined, Mr. Cass would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Cass during the 12 months prior to termination.

Mr. Cass' service agreement may be terminated if Mr. Cass is guilty of serious misconduct or is in material breach of the terms of the service agreement or is in breach of the model code for securities transactions by directors of listed companies, among other reasons.

Mr. Cass is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business that conflicts with the business of the Company or any subsidiary unless either the Company's Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Julian Griffiths

The services of Mr. Griffiths are provided through a service agreement between him and Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon). The service agreement appointed Mr. Griffiths as Finance Director of Huntingdon and he now holds the position of Vice President of Operations. Mr. Griffiths' service agreement will continue until terminated by Mr. Griffiths on six months' written notice or by Huntingdon Life Sciences Limited on 12 months' written notice. In the event of termination without "cause" following a "change in control", as defined, Mr. Griffiths would receive a payment equal to 2.99 times is annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Griffiths during the 12 months prior to termination.

Mr. Griffiths received during 2005 an annual salary of (pound)165,000 gross and is entitled to permanent health insurance, life insurance, personal accident insurance, medical expenses insurance and pension benefits. Mr. Griffiths' service agreement also provides for the payment of a bonus to Mr. Griffiths in the absolute discretion of the Huntingdon Board.

In addition, Mr. Griffiths is entitled to a non-pensionable car allowance of (pound)750 gross per month.

The agreement may be terminated if Mr. Griffiths is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

Mr. Griffiths is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless either the Company's Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Richard Michaelson

The services of Mr. Michaelson are provided through a service agreement between him and Huntingdon Life Sciences Inc. (a wholly owned subsidiary of the Company). The service agreement appoints Mr. Michaelson as Chief Financial Officer of the Company. Mr. Michaelson's service agreement will continue until terminated by Mr. Michaelson on thirty days' written notice or by Huntingdon Life Sciences Inc. on 12 months' written notice. In the event of termination without "cause" following a "change in control", as defined, Mr. Michaelson would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Michaelson during the 12 months prior to termination.

Mr. Michaelson received during 2005 an annual salary of $300,000 gross, and is entitled to health insurance, life insurance, personal accident insurance, medical expenses insurance and participation in the 401(k) Plan of Huntingdon Life Sciences Inc. Mr. Michaelson's service agreement also provides for the payment of a bonus to Mr. Michaelson in the absolute discretion of the Company's Board. In addition, Mr. Michaelson is entitled to a car allowance of $1,000 gross per month.

The agreement may be terminated if Mr. Michaelson is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

Mr. Michaelson is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Discretionary bonus plan

The Company operates a discretionary bonus plan for executive officers and key managers based upon improvements to operating income and achievement of pre-defined targets. No bonus awards were made in respect of 2001, 2002 or 2003. In accordance with the Company performance provisions established in June 2004 by the Compensation Committee, aggregate bonus awards of $1,910,000 were paid to 31 senior employees of the Company in respect of 2004. Bonus awards of $1,245,497 were paid to 32 senior employees of the Company in March 2006 as a result of the Company's achievement of specified fiscal year 2005 performance goals established by the Compensation Committee.

The Compensation Committee approved as of June 1, 2004 a performance based cash bonus award for executives. This award, issued under the Long Term Incentive Plan (LTIP), will award cash compensation to select individuals if certain performance goals relating to operations are reached by December 31, 2006. The amount of the award varies based upon the level of performance, with a complete default of the award if minimum operating levels are not achieved.

LSR 2001 Equity Incentive Plan (the "LSR 2001 Equity Incentive Plan")

     The LSR 2001 Equity Incentive Plan was adopted effective October 4, 2001. Adoption of the LSR 2001 Equity Incentive Plan enables LSR to use stock-based awards as a means to attract, retain and motivate key personnel.

     Awards under the LSR 2001 Equity Incentive Plan may be granted by a committee designated by the LSR Board pursuant to the terms of the LSR 2001 Equity Incentive Plan (which has designated the Compensation Committee for such purpose) and may include: (i) options to purchase shares of LSR Voting Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control or upon other events; (iii) restricted stock consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future;
(v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. Awards granted under the LSR 2001 Equity Incentive Plan are generally not assignable or transferable except pursuant to a will and by operation of law.

     The flexible terms of the LSR 2001 Equity Incentive Plan are intended to, among other things, permit the Compensation Committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of any award if performance objectives are not met or linking the time of exercisability or settlement of an award to the attainment of performance conditions. For awards intended to qualify as "performance-based compensation" within the meaning of Section 162 (m) of the United States Internal Revenue Code such performance objectives shall be based solely on (i) annual return on capital; (ii) annual earnings or earnings per share; (iii) annual cash flow provided by operations; (iv) changes in annual revenues; (v) stock price; and/or
(vi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

     LSR's Compensation Committee, which administers the 2001 LSR Equity Incentive Plan, has the authority, among other things, to: (i) select the directors, officers and other employees and independent contractors entitled to receive awards under the 2001 LSR Equity Incentive Plan; (ii) determine the form of awards, or combinations of awards, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of Common Stock or units or rights covered by an award; and (iv) determine the terms and conditions of any awards granted under the 2001 LSR Equity Incentive Plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration of vesting schedules, any forfeiture provision or waiver of the same and including any terms and conditions necessary or desirable to ensure the optimal tax result for participating personnel and the Company including by way of example to ensure that there is no tax on the grant of the rights and that such tax only arises on the exercise of rights or otherwise when the Common Stock unconditionally vests and is at the disposal of such participating personnel. The exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the 2001 LSR Equity Incentive Plan is to be determined by the Compensation Committee at the time of grant in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of Common Stock covered by such grant at the time of grant.

     The number of shares of Common Stock that may be subject to outstanding awards granted under the 2001 LSR Equity Incentive Plan (determined immediately after the grant of any award) may not exceed 20 percent of the aggregate number of shares of Common Stock then outstanding.

     The 2001 LSR Equity Incentive Plan may be amended, altered, suspended, discontinued, or terminated by the LSR Board without LSR Common Stockholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which LSR Common Stock is then listed or quoted. Thus, LSR Common Stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. LSR Common Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the LSR Board may, in its discretion, seek LSR Common Stockholder approval in any circumstances in which it deems such approval advisable.

     No awards were granted in 2001 pursuant to the 2001 LSR Equity Incentive Plan.

     LSR made grants under the LSR 2001 Equity Incentive Plan on March 1, 2002 to certain directors and key employees at the time:

                 Grants to Directors
                 -------------------

Name                          Number Granted
----                          --------------
Gabor Balthazar                   20,000
John Caldwell                     20,000
Kirby Cramer                      40,000


             Grants to Executive Officers
             ----------------------------

Name                          Number Granted
----                          --------------
Andrew Baker                     200,000
Brian Cass                       200,000
Mark Bibi                         50,000
Julian Griffiths                  60,000
Richard Michaelson                90,000

All such options have ten-year terms; 50% of the shares subject to grant are immediately exercisable with the remaining 50% exercisable one year after the grant date (meaning all such options fully vested as of March 1, 2003); and all have an exercise price of $1.50 per share, the price at which the Company sold shares of Common Stock in the March 2002 private placement. Options to purchase an aggregate of 1,188,000 shares of LSR Common Stock (including those specified above) were granted in the two years 2002 and 2003 to employees and directors, on the terms set forth above, are listed as follows:

Date of Grant                Numbers Granted             Exercise Price
-------------                ---------------             --------------
March 1, 2002                   1,142,000                    $1.50
September 3, 2002                 20,000                     $2.40
October 21, 2002                  15,000                     $2.03
February 14, 2003                 11,000                     $1.80

In 2004, in addition to the options granted under the 2004 LTIP referred to below, options to purchase an aggregate of 67,100 shares of LSR Common Stock were issued, all at exercise prices equal to the market price at the date of grant, on the terms set forth in the previous paragraph, are listed below.

Date of Grant                 Numbers Granted             Exercise Price
-------------                 ---------------             --------------
April 12, 2004                     37,100                    $1.85
October 28, 2004                   17,400                    $7.70
December 15, 2004                  12,600                    $9.52

In 2005, options to purchase an aggregate of 23,600 shares of LSR Common Stock were issued, all at exercise prices equal to the market price at the date of grant, or the terms set forth above, are listed below:

Date of Grant                   Numbers Granted            Exercise Price
-------------                   ---------------            --------------
May 23, 2005                        3,600                    $12.00
June 27, 2005                      20,000                    $11.00

2004 Long Term Incentive Plan

Effective June 1, 2004 the Company adopted the 2004 Long Term Incentive Plan ("2004 LTIP"), pursuant to the terms of the 2001 Equity Incentive Plan. The 2004 LTIP has two components: a grant of stock options, with a vesting date of March 31, 2007, and a cash bonus to be awarded in 2007 based on 2006 Company financial performance.

Options to purchase an aggregate of 362,663 shares of common stock were granted to 32 key employees of the Company as of June 1, 2004 under the 2004 LTIP; 55,500 of such options were granted to Andrew Baker, the Company's Chairman and CEO, 55,500 of such options were granted to Brian Cass, the Company's Managing Director and President, 30,303 of such options were granted to Richard Michaelson, the Company's CFO, 27,750 of such options were granted to Julian Griffiths, the Company's Vice President of Operations and 20,545 were granted to Mark Bibi, the Company's General Counsel and Secretary. The exercise price of all such granted options is $3.30, the market price of LSR common stock on June 1, 2004. All such options have ten-year terms and are exercisable in full on March 31, 2007. At December 31, 2005, 356,419 shares under the 2004 LTIP option plan were outstanding and none were exercisable.

The following table summarizes stock option activity under the Company's option plans

                                               Shares        Wtd Avg. Ex Price      Number of securities remaining
                                               (000)                                 available for future issuance
Outstanding - December 31, 2004
                                               1,386               $2.13
Granted                                          24               $11.15
Lapsed                                          (14)               $1.64
Exercised                                      (112)               $1.61
                                             -----------     ------------------    ----------------------------------

Outstanding - December 31, 2005                1,284               $2.35                       1,791,000
                                             -----------     ------------------    ----------------------------------

Exercisable at end of year                      916
Weighted average fair value per
option granted in 2005 was
                                               $7.74


Huntingdon Life Sciences Group plc Stock Option Plan

Huntingdon Life Sciences Group plc issued options prior to December 31, 1997 pursuant to several stock option plans. However, the ability to exercise options under all such Huntingdon plans lapsed on March 26, 2002 in connection with LSR's acquisition of Huntingdon, except for those granted under the Unapproved Stock Option Plan (the "Unapproved Plan"). Under the Unapproved Plan, some options technically remain outstanding. However, such options are exercisable only for shares of Huntingdon, a 100% wholly owned subsidiary of LSR, and are considered to have no value.

Option Exercises and Fiscal Year-End Values

No options to purchase LSR ordinary shares were exercised by any executive officer or key management during the fiscal year ended December 31, 2005. The following table lists the number and value of the unexercised options to purchase LSR shares held by the executive officers at December 31, 2005.



                                                           Number of Securities            Value of Unexercised
                                                            Underlying Options             In-the-Money Options
                                                          At Fiscal Year-End (#)        At Fiscal Year-End ($) (1)

Name                        Shares
                           Acquired        Value
                         on Exercise    Realized ($)      Exercisable    Unexercisable   Exercisable    Unexercisable

Andrew Baker                  0               0              200,000      55,500          1,840,000      410,700
Brian Cass                    0               0              200,000      55,500          1,840,000      410,700
Mark Bibi                     0               0               50,000      20,545            460,000      152,033
Julian Griffiths              0               0               60,000      27,750            552,000      205,350
Richard Michaelson            0               0               90,000      30,303            828,000      224,242

(1) Represents the fair market value as of December 30, 2005, the last trading day of 2005 ($10.70 per share closing stock price) of the option shares less the exercise price of the options ($1.50 per share for exercisable options, $3.30 per share for unexercisable options).

Pension Contributions

     Under the terms of their respective employment agreements, Messrs. Baker and Cass each received contributions to his private pension arrangements equivalent to 33% of his annual base salary. See "Employment Agreements".

Compensation Committee
Report on Executive Compensation

                                   Philosophy

     The Compensation Committee has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance, and thus stockholder value, by aligning the financial interests of executives with those of its stockholders. In pursuit of these overall objectives, the structure and scope of the Company's compensation program are designed to attract key executives to the Company and retain the best possible executive talent; to reinforce and link executive and stockholder interests through equity-based plans; and to provide a compensation package that recognizes individual performance in conjunction with overall corporate performance.

                 Principal Components of Executive Compensation

     The principal elements of the Company's executive compensation program consist of both annual and long-term programs and include base salary, annual cash and/or stock bonus if performance objectives are achieved, and, at appropriate intervals, long-term incentive compensation in the form of stock option grants. Such stock option grants are issued to the Company's executives and other employees under the LSR 2001 Equity Incentive Plan. The Company also provides medical and other fringe benefits generally available to Company employees and, for certain of its selected senior executives, car allowances and/or pension and insurance contributions.

     Base Salaries. Base salaries for executives are determined by evaluating the responsibilities of the position held and the experience of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for positions having comparable responsibilities at other companies in the contract research organization industry. In addition to comparing base salary compensation of other companies, consideration is given to the relative overall corporate performance of the Company in relation to its competitors in the industry, with the objective of achieving standards and setting base executive salaries in the Company consistent with the market rate paid for comparable positions in the contract research organization industry.

     Bonus. The Company's executive officers and other key persons may be eligible for an annual cash and/or stock bonus under their individual employment agreements. Individual performance objectives formulated by Company management are recommended by the Chief Executive Officer for approval by the Compensation Committee or the Board and are awarded upon the discretionary recommendation of the CEO. Eligible executives may receive bonus awards based upon certain percentages of base salary at threshold and maximum levels appropriate to the nature of their position in the Company. Whether any bonus is awarded, and, if so, the amount thereof depends upon actual performance against predetermined individual and corporate objectives established by the CEO or the Compensation Committee.

     Stock Options. Awards of stock options have been made periodically to executive officers and other employees of the Company upon consultation with and recommendation of the Chief Executive Officer and approval of the Compensation Committee. LSR options were granted during 2002 prior to the commencement of trading of LSR Common Stock at an exercise price of $1.50 per share, equal to the sale price in the Company's sale of approximately five million shares of Common Stock in a private placement transaction in March 2002. Stock options granted in years subsequent to 2002 after the commencement of trading were granted at closing market price on the date of grant. The purpose of these awards has been to provide a meaningful equity interest in the Company to Company employees in a format that is designed to retain and align the financial interests of these employees with those of stockholders. It has been the practice of the Company to make grants of stock options with a staggered vesting schedule and forfeiture of shares if not exercised within a specified period following separation from the Company's employ. These restrictions on stock option awards are designed to encourage recipients to remain in the Company's employ in order to recognize the full value of the awards.

     Other Benefits. In addition, the Company provides health care benefits and profit sharing for senior executives and other key persons on terms generally available to all Company employees. The Compensation Committee believes that such benefits are comparable to those offered by other contract research companies. To the extent that the value of perquisites to executive officers exceeded $50,000 or 10% of their total salary and bonus, such amounts are disclosed under "Other Annual Compensation" in the Summary Compensation Table.

                     Chief Executive Officer's Compensation

     For 2005, Andrew H. Baker, the Chairman and Chief Executive Officer of LSR, was paid through FHP a base consulting fee of (pound)330,000, as specified in his service agreement. The Compensation Committee considered Mr. Baker's base compensation to be appropriate in light of (i) Mr. Baker's compensation at his prior employers, (ii) the compensation of other senior executives in the contract research organization industry, and (iii) the fact that the base fee was the same as Mr. Cass'. Mr. Baker received a cash bonus in 2005 of (pound)165,000. Mr. Baker received in 2005 a pension contribution of (pound)110,000 as specified in his service agreement, as well as a monthly car allowance of (pound)1,000 and a monthly relocation allowance of (pound)2,000 which brought his annual cash compensation for 2005 to (pound)641,000. See "Employment Agreements - Andrew Baker".

      Compensation of Other Executive Officers and Key Management Personnel

     The Company has also entered into employment or service agreements with the Company's other executive officers and other key management personnel. See "Employment Agreements". Each agreement provides a base salary plus potential bonus, at the discretion of the Board, and other specified incentive compensation.


                                   Gabor Balthazar (Chairman)
                                   Afonso Junqueiras
                                   Yaya Sesay
                                   Members of the Compensation Committee

                            STOCK PERFORMANCE GRAPHS

Comparison of Cumulative Total Return

     The following graphs compare (i) the cumulative total shareholder return on Huntingdon's American Depositary Shares from December 31, 2000 through January 10, 2002, with the cumulative total return for the same period on the Nasdaq Composite Stock Market (U.S.) Index and the Nasdaq Biotechnology Index and (ii) LSR's common stock from April 8, 2002 to December 31, 2005 with the cumulative total return for the same period of the Nasdaq Composite Stock Market (U.S.) Index, the Nasdaq Biotechnology Index and the RDG Microcap Biotechnology Index. The graphs assume that at the beginning of the period indicated, $100 was invested in LSR's Common Stock or Huntingdon's American Depositary Shares, as applicable, and the stock of the companies comprising the Nasdaq Composite Stock Market (U.S.) Index, the Nasdaq Biotechnology Index, and the RDG Microcap Biotechnology Index and that all dividends were reinvested.

                                [OBJECT OMITTED]





                            CERTAIN RELATIONSHIPS AND
                        TRANSACTIONS WITH RELATED PERSONS

     Private Placement. On March 28, 2002 LSR completed the sale of 5,085,334 shares of Common Stock in a private placement transaction (the "Private Placement"). All shares were sold for a purchase price of $1.50 per share. Certain persons related to LSR purchased shares of LSR Common Stock in the Private Placement:

          Andrew Baker. Mr. Baker, Chairman and CEO of LSR, acquired 1,480,000 shares of LSR Common Stock in the Private Placement. 1,400,000 of such shares were acquired through conversion of $2,100,000 of the (pound)2,000,000 ($2,910,000) loan made by Mr. Baker to Huntingdon in September 2002 (the "Baker Loan") and 80,000 shares were acquired through conversion of a portion of the $550,000 participation in the Baker Loan entered into by FHP in March 2001 (the "FHP Participation").

          Brian Cass. Mr. Cass, President and Managing Director of LSR, acquired 400,000 shares of LSR Common Stock in the Private Placement. Mr. Cass acquired such shares through the delivery of two promissory notes. Both such promissory notes, each in the amount of (pound)211,678.60, are due on March 28, 2007; bear interest at the rate of 5% per annum; and are secured by the 200,000 shares of LSR Common Stock purchased with the proceeds of each such loan. The due date of each promissory note would be accelerated if Mr. Cass voluntarily resigned from his employment with LSR or had his employment terminated. Repayment of one of the promissory notes will be made by automatic deduction of (pound)44,000 per year from the yearly pension contribution made by the Company to a pension plan established by Mr. Cass. The other note is further collateralized by the (pound)214,500 accrued in such pension account. In addition, one-third of any yearly bonus received by Mr. Cass will be used to reduce principal of the promissory notes. The total amount of such loan outstanding as of December 31, 2005 was (pound)120,000 ($205,000 at year-end foreign exchange rates).

          Richard Michaelson. Mr. Michaelson, Chief Financial Officer of LSR, acquired 150,000 shares of LSR Common Stock in the Private Placement. 100,000 of such shares were acquired for cash and 50,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Michaelson's former ownership interests in FHP. Mr. Michaelson no longer has any ownership interest in FHP.

          Julian Griffiths. Mr. Griffiths, former director of LSR and current Director of Operations of LSR, acquired 50,000 shares of LSR Common Stock in the Private Placement. Mr. Griffiths acquired such shares through the delivery of a promissory note in the principal amount of (pound)52,817 ($94,315), which was due on March 28, 2007; bears interest at the rate of 5% per annum; and is secured by the 50,000 shares of LSR Common Stock purchased with the proceeds of the loan. This loan was fully repaid during 2003.

          Mark Bibi. Mr. Bibi, General Counsel and Secretary of LSR, acquired 50,000 shares of Common Stock in the Private Placement for cash.

     In view of the proposed participation in the Private Placement by certain directors and officers of LSR and Huntingdon, a Special Committee of the LSR Board was formed to consider, negotiate and approve the Company's decision to sell shares in the Private Placement and the terms of that sale. The members of the Special Committee were Messrs. Balthazar and Caldwell, both of whom were non-employee directors at the time and considered to be independent directors and neither of whom participated in the Private Placement.

     FHP Warrants. Warrants to acquire 410,914 shares of Common Stock at an exercise price of $1.50 were issued to FHP on June 12, 2002 following approval of such issuance by LSR's stockholders at the 2002 Annual Meeting of Stockholders. FHP is controlled by Andrew Baker, Chairman and Chief Executive Officer of LSR. Mr. Baker is currently the beneficial owner of 2,311,060 shares of LSR Common Stock, including such warrants. See "Security Ownership of Directors and Executive Officers".

     Baker Loan. In September 2000 Mr. Baker made the Baker Loan to Huntingdon. $1,445,400 of this amount was drawn down immediately, a further $705,400 and $300,000 were drawn down on March 21, 2001 and May 21, 2001, respectively, while the final $450,000 was drawn down on July 18, 2001. The loan was repayable on demand, although it was subordinate to the Company's $33 million bank loan, was unsecured and interest was payable monthly at a rate of 10% per annum. By Amendment No. 2 to the Baker Loan, dated March 20, 2001, FHP became party to the loan and $550,000 of the amount loaned was transferred to FHP. On March 28, 2002 $2,100,000 of Mr. Baker's loan was converted into 1,400,000 shares of LSR Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Common Stock. As a result of such conversions approximately $260,000 remained payable to Mr. Baker and $250,000 remained payable to FHP. On March 24, 2003 $128,000 was repaid to Mr. Baker. On April 5, 2003, the remaining $132,000 was repaid to Mr. Baker and the remaining $250,000 was repaid to FHP.

     Sale/Leaseback. On June 14, 2005, the Company entered into and consummated purchase and sale agreements with Alconbury Estates Inc. and subsidiaries (collectively "Alconbury") for the sale and leaseback of the Company's three operating facilities in Huntingdon and Eye, England and East Millstone, New Jersey (the "Sale/Leaseback Transaction"). Alconbury is a newly formed company controlled by LSR's Chairman and CEO, Andrew Baker. The total consideration paid by Alconbury for the three properties was $40 million, consisting of $30 million in cash and a five year, $10 million variable rate subordinated promissory note, which Alconbury agreed to make a best effort to repay within twelve months. A special committee of the independent directors, comprised of Messrs. Balthazar, Junqueiras and Sesay, was formed to consider the Sale/Leaseback Transaction.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of Forms 3, 4, and 5 filed with the Commission by the Company's directors and officers in 2005 the Company believes that all such required forms were filed on a timely basis.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     You are referred to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and the management's discussion and analysis of the Company's financial condition and results of operations contained therein, which has been previously or concurrently delivered to stockholders. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or a communication by means of which any solicitation is to be made.

                              STOCKHOLDER PROPOSALS

     Any proposal by a stockholder intended to be presented at the Company's 2007 Meeting of Stockholders must be received by the Company no later than January 22, 2007 to be included in the Company's proxy statement and form of proxy relating to such annual meeting. Any proposal should be addressed to the offices of the Company, Mettlers Road, P. O. Box 2360, East Millstone, NJ 08875,
Attention: Secretary.


                         HOUSEHOLDING OF PROXY MATERIALS

     Only one copy of this Proxy Statement has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding". We have been notified that certain intermediaries (brokers or banks) also will household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, you may write to Life Sciences Research, Inc., P. O. Box 2360, Mettlers Road, East Millstone, NJ 08875, Attention:
Secretary. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Proxy Statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).


                              AVAILABLE INFORMATION

     Our Internet website is located at http://www.lsrinc.net. The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

     The public may read and copy any materials we file with the Securities and Exchange Commission ("SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.


                                  OTHER MATTERS

     The Board does not know of any other matters to be brought before the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy as in their discretion they may deem advisable.

                                  By Order of the Board of Directors


                                  Mark L. Bibi
                                  Secretary and General Counsel

Dated:  April 17, 2006